Exhibit No. 10.23

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT, made as of the 30th day of December, 1996, by and between Financial Federal Corporation (the "Company") and Clarence Y. Palitz, Jr.(the "Employee");

W I T N E S S E T H :

WHEREAS, Employee is an employee of the Company; and

WHEREAS, the Employee and the Company desire to set forth in writing herein the terms and conditions of their agreement with respect to the payment to Employee, on a deferred basis, of some of the Employee's salary for his services to the Company for the months of January, 1997 through December, 1997.

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain amounts of salary earned by the Employee for each of the months of January 1997 through December 1997, shall be deferred and, in lieu of current payment thereof, the Company shall pay to the Employee the sum of $50,000.00 on each January 31 commencing in 1999 and terminating in 2005, and $15,905.30 on January 31, 2006. The amounts so deferred are shown on Exhibit 1 to this Agreement. In the event the Employee's employment is terminated for any reason whatsoever during this period, the amount payable to the Employee pursuant to this paragraph shall be proportionately reduced (in the same proportion as the number of days or portions thereof from the date of such termination of employment to the end of this period bears to the entire period), and any payment provided for in paragraphs "2", "3", "5" or "7" of this Agreement shall be further discounted as described in paragraph "4" of this Agreement.

2. In the event of i). Employee's death, ii). Employee's retirement from the Company and its affiliates (and employment is not obtained with another company in substantially the same types of business as the Company is engaged) or iii). Employee's leave of absence owing to a bona fide disability (which shall be defined as the incapacity to perform any employment which would be appropriate given the prior physical status, intellectual ability and experience of the Employee, due to a mental or physical disability which shall have been certified by an independent physician and which has lasted or can be expected to last for a continuous period of not less than twelve months), then, in the Company's sole discretion, either a). the Company shall pay the amount specified in paragraph "1" on the date there specified or b). all amounts payable pursuant to paragraph "1" of this Agreement shall be re-computed as described in paragraph "4" of this Agreement and shall be paid in total on the first day of the first month 30 days after the date of the death, retirement or disability. Payments of amounts due pursuant to the terms of this paragraph shall be made first to the Employee, if living, then to the Employee's Beneficiary, Anka K. Palitz, the Employee's wife, or if she is not then alive, to the Employee's Estate.

3. Except for the events specified in paragraph "2" of this Agreement, in the event of termination of Employee's employment by the Company for any other reason whatsoever (other than a transfer to employment with an affiliate of the Company), or in the event the Employee terminates his employment with the Company and its affiliates then, in either such event, the amount payable pursuant to paragraph "1" of this Agreement shall be paid to Employee on the first day of the first month following such termination of employment in an amount calculated as set forth in paragraph "4" of this Agreement.

4. If, pursuant to paragraphs "2", "3", "5" or "7" of this Agreement, payment of any amount provided for in paragraph "1" of this Agreement is to be made earlier than the due date set forth in such paragraph "1", the amount to be paid is the amount as provided in paragraph "1" of this Agreement, discounted at the rate of 6.13% per annum, compounded monthly, from the date any such payments would have been due (as set forth in paragraph "1" of the Agreement) to the actual date of payment. For purposes of illustration, a payment of $500.00 would be due with respect to a $638.54 payment which would have been due and payable forty-eight (48) months later.

5. If any federal, state or other tax law or regulation or any determination by any taxing authority with respect to the Employee would cause any amounts due pursuant to this Agreement to become taxable to the Employee before payment thereof, except for taxes owing due to FICA, FUTA,or other employment taxes, then the Employee, irrespective and notwithstanding any other provisions of this Agreement, shall have the right, upon written notice to the Company, to require payment of any of the installments or portions thereof specified in paragraph "1" of this Agreement. The notice shall specify a date within ninety (90) days of such notice when payment is to be made. The payment shall be made in an amount calculated as set forth in paragraph "4" of this Agreement.

6. Employee shall have no right to pledge, hypothecate, assign or otherwise dispose of any amounts due or to become due hereunder. Employee's right to receive payments under this Agreement shall be no greater than those of any other unsecured creditor of the Company.

7. Should, at any time, more than 50 percent of the combined voting power of the Company's then outstanding voting securities be held by any person, entity or group of persons, directly or indirectly, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended ("Act"), other than those persons, entities or groups of persons owning over 14 percent of the combined voting power as of the date hereof, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets, then a). the Company may, upon 30 days notice, pay to Employee the amount payable pursuant to paragraph "1" of this Agreement on the first day of the first month following such notice in an amount calculated as set forth in paragraph "4" of this Agreement, OR b). Employee may, upon 30 days notice, require that the Company pay to Employee the amount payable pursuant to paragraph "1" of this Agreement on the first day of the first month following such notice in an amount calculated as set forth in paragraph "4" of this Agreement.

8. During the term of this Agreement, the Company shall furnish to Employee, no later than the 30th day of each fiscal year, a schedule setting forth in reasonable detail the changes occurring during the preceding year and the balance as at the end of the preceding year with respect to the amount accrued by the Company on account of all sums payable hereunder to Employee.

9. Employee shall have the right at any time, by written notice to the Company, to change the Beneficiary named in paragraph "2" hereof, with such notice acknowledged in writing by the Company.

10. This Agreement contains the entire understanding of the parties hereto relating to the payments described herein; however, this Agreement shall not affect any other salary nor any other benefit that Employee may be or may become entitled to, except as required by law. This written agreement represents the entire final agreement between the parties relating to the payments described herein and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This agreement cannot be amended, modified or changed except by a writing signed by both parties. Only an officer of the Company with the title of Senior Vice President or a more senior officer may accept this agreement or agree to any amendments, modifications or changes.

11. This Agreement shall be governed and construed in accordance with the laws of the State of New York. If any provision of this Agreement is rendered or declared invalid, illegal or ineffective by any existing or subsequently enacted legislation or decision of a court of competent jurisdiction, such legislation or decision shall only invalidate such provision to the extent so rendered or declared invalid, illegal or ineffective in such jurisdiction only and shall not impair, invalidate or nullify the remainder of this Agreement which shall remain in full force and effect.

12. Any controversy or claim arising out of or relating to this Agreement or any alleged breach thereof shall be settled by arbitration in New York City in accordance with the rules of the American Arbitration Association governing contract disputes and judgment upon the award rendered by any arbitrator(s) may be entered in any court of appropriate jurisdiction; the Federal Arbitration Act and the applicable laws of the State of New York shall govern.


IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officers and Employee has hereunto set his hand on the day and year first above written.


FINANCIAL FEDERAL CORPORATION


BY:

(Title)

EMPLOYEE:



_____________________
EXHIBIT 1 to Deferred Compensation Agreement

For every payroll period beginning after December 31, 1996 until December 31, 1997, $11,458.33 shall be deferred, per the Agreement between Financial Federal Corporation and Clarence Y. Palitz, Jr. (the "Employee") dated December 30, 1996.